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                            Bausch & Lomb Incorporated

                                    Exhibit 11


               Statement Regarding Computation of Per Share Earnings
                 (Share Amounts in Thousands Except Per Share Data)


                                    Three Months Ended      Six Months Ended
                                    June 26,    June 27,    June 26,   June 27,
Earnings in Millions                 1999       1998         1999      1998

 Earnings (loss) from continuing
 operations                         $28.9       $9.4        $43.9      $(15.6)
 Earnings from discontinued
 operations (see Footnote 1)        144.5       45.9        151.9        47.6
 Net Earnings                      $173.4      $55.3       $195.8      $ 32.0

Actual outstanding Common and
Class B shares at beginning of
period                             57,044     55,610       56,529      55,209

Sum of weighted average activity
of Common and Class B shares
issued for stock options,
repurchases of Common and Class
B shares, restricted stock
awards and cancellations and net
activity of shares held in a
deferred compensation plan.           236        177          473         351

Weighted basic shares              57,280     55,787       57,002      55,560

Effect of assumed exercise of
Common stock equivalents            1,767        795        1,553           -

Weighted diluted shares            59,047     56,582       58,555      55,560


Basic Earnings Per Share:
      Continuing Operations         $0.50      $0.17        $0.77     $(0.28)
      Discontinued Operations        2.53       0.82         2.66       0.86
      Net Earnings                  $3.03      $0.99        $3.43      $0.58

Diluted Earnings Per Share:
      Continuing operations         $0.49      $0.17        $0.75     $(0.28)
      Discontinued Operations        2.45       0.81         2.59       0.86
      Net Earnings                  $2.94      $0.98        $3.34      $0.58


<F1>
Includes after-tax gain on disposal of discontinued operations.
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